Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RREEF Property Trust, Inc:

We consent to the incorporation by reference in Supplement No. 1 to the Prospectus in the Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (Commission File No. 333-180356) of the following reports, and to the references to our firm under the heading “Experts” included herein:

•	our report dated March 14, 2014, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, the related consolidated statements of operations, Comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2013, the related consolidated statements of stockholder’s equity and cash flows for the period February 7, 2012 (inception) through December 31, 2012 and the related financial statement schedule III included in the Annual Report on Form 10-K for the year ended December 31, 2013 of RREEF Property Trust, Inc.

•	our report dated August 16, 2013 related to the historical summary of gross income and direct operating expense of 9022 Heritage Parkway for the year ended December 31, 2012 included in the Current Report on Form 8-K/A filed with the SEC on August 16, 2013.

•	our report dated March 4, 2014 related to the historical summary of gross income and direct operating expenses of Wallingford Plaza for the year ended December 31, 2012 included in the Current Report on Form 8-K/A filed with the SEC on March 4, 2013.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas

April 4, 2014